EXHIBIT 99.1
OSG
OVERSEAS SHIPHOLDING GROUP, INC.                                                                                     PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

Highlights

-	Fiscal year 2009 TCE revenues of $952.6 million declined 38% from 2008 driven by declines in spot rates across all of the Company’s vessel classes
-	Fiscal year 2009 Earnings were $70.2 million, or $2.61 per diluted share, compared with Earnings of $317.7 million, or $10.65 per diluted share, a year ago
-	Fourth quarter TCE revenues were $204.1 million, down 41% from $348.7 million in the year ago period
-	Fourth quarter Loss2 was $23.2 million, or $0.86 per diluted share, compared with a Loss of $79.5 million, or $2.89 per diluted share in the same period a year ago
-	Cash and short-term investments totaled $524.7 million
-	Tender for OSG America L.P. completed

New York – March 1, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the fourth quarter and fiscal year ended December 31, 2009.

For the fiscal year ended December 31, 2009, the Company reported time charter equivalent revenues (TCE1) of $952.6 million, a 38% decrease from $1.5 billion in 2008.  The year-over-year decline in TCE revenues was due to lower average daily TCE rates earned by nearly all of the Company’s international flag vessel classes.  Revenue days decreased year-over-year by 1,810 days.  Average daily TCE rates earned by the Company’s international crude oil tankers declined 50% to $26,307 per day compared with $52,344 per day in the year earlier period and international product carriers declined 21% to $17,976 per day compared with $22,803 per day.  Net income attributable to the Company (Earnings2) for fiscal year 2009 was $70.2 million, or $2.61 per diluted share, compared with Earnings of $317.7 million, or $10.65 per diluted share, a year ago.  Earnings in the fiscal year 2009 included Special Items that increased Earnings by $93.3 million, or $3.47 per diluted share, compared with Special Items that decreased Earnings by $116.8 million, or $2.70 per share, in fiscal 2008.

For the quarter ended December 31, 2009, the Company reported TCE revenues of $204.1 million, a 41% decline from $348.7 million in 2008.  The decline in TCE revenues was due to lower average daily TCE rates earned by nearly all of the Company’s international flag vessel classes.  Revenue days decreased quarter-over-quarter by 1,577 days due to a net reduction in the operating fleet from December 31, 2008 of 16 vessels.  Net loss attributable to the Company (Loss2) for the quarter ended December 31, 2009, was $23.2 million, or $0.86 per diluted share, compared with Loss of $79.5 million, or $2.89 per diluted share, in the same period a year ago.  Special Items that increased fourth quarter Loss totaled $7.3 million, or $0.27 per diluted share.  Special items that increased the fourth quarter 2008 Loss totaled $156.2 million, or $4.89 per diluted share.  Details on Special Items are provided later in this press release.

Morten Arntzen, President and CEO, said, “2009 was one of the most difficult tanker markets of the last 20 years. The slowdown in worldwide economic activity that began in 2008 continued throughout 2009.  As a result, global oil demand was down, notably in North America, and refinery utilization levels were painfully low in Europe, Japan and the U.S.  This combined with substantial OPEC production cuts and a 6% increase in the global tanker fleet, combined to produce a very tough rate environment.”  Arntzen added, “While market conditions were tough last year, the commercial, financial and operational platforms of OSG performed well and enabled OSG to enter 2010 in solid shape. Indeed, we commenced the year with a fully financed newbuilding program, a modern fleet, a cash and short-term investments position of $525 million and liquidity of approximately $1.6 billion. Shareholders, creditors, customers and employees can count on us to continue prudent financial discipline and to maintain our long standing commitment to operate the safest, cleanest and most reliable fleet in the industry.”

1See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues

2Effective January 1, 2009, OSG adopted an accounting standard that changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity.  The new standard required retrospective adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements of the new standard will be applied prospectively.  The adoption of the new standard did not have a material impact on the Company’s financial statements.   References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

Quarterly Events & Select Income Statement Detail

Tender for OSG America L.P.

On November 5, 2009, OSG initiated a tender offer for the 6,999,565 outstanding publicly held common units of OSG America L.P., a Delaware limited partnership formed by the Company, for $10.25 in cash per unit. At the time of the tender offer, the Company effectively owned 77.1% of OSG America L.P. The number of common units (Units) validly tendered in the initial offering period satisfied the non−waivable condition that more than 4,003,166 Units be validly tendered, such that OSG owned more than 80% of the outstanding Units. OSG exercised its right pursuant to the partnership agreement to purchase all of the remaining Units that were not tendered in the Offer and acquired the remaining outstanding Units on December 17, 2009. As a result, the Company became the owner of 100% of OSG America L.P.  The Company financed the purchase price of $71.8 million through funds drawn under its $1.8 billion credit facility.

-
Vessel expenses decreased to $73.8 million, or 13%, from $84.5 million principally due to a reduction in costs related to a fixed rate technical management agreement with DHT Maritime, Inc. (that was renegotiated in early 2009), the redelivery of 11 older product carriers, and reduced levels of expenses for U.S. Flag vessels in lay up during the fourth quarter.  In addition, in the fourth quarter of 2009, the Company recorded a reserve of $3.4 million for a probable assessment in 2010 (based on the 2009 pension plan valuation) by a multi-employer pension plan covering British crew members that served as officers onboard OSG’s vessels (as well as vessels of other owners) in prior years;

-
Charter hire expenses were $86.8 million, a 28% decrease from $120.5 million, principally due to the redelivery of a net 10 (weighted by ownership) vessels during 2009 and significantly lower profit share due to owners;

-
Depreciation and amortization was $42.7 million, an 11% decline from $47.8 million, principally due to two U.S. Flag vessels being classified as held for sale (for which depreciation ceased) and the redelivery of 11 single hull MR product carriers subsequent to December 31, 2008; and

-
G&A expenses decreased 9% to $36.4 million from $39.8 million.  Lower G&A was due to Companywide cost control efforts that included reductions in compensation and benefits paid to shoreside staff and lower consulting, legal, travel and entertainment and other discretionary expenditures.  Reductions in G&A were offset by several fourth quarter expenses including $4.6 million associated with the tender of OSG America L.P., $1.8 million in advisory services associated with the Aker settlement announced December 11, 2009 and $1.2 million related to OSG’s share of additional costs associated with the management of the FSO conversion project.

-
Equity in income / (loss) of affiliated companies decreased significantly in the fourth quarter of 2009 from third quarter 2009 levels principally due to OSG’s share of costs incurred related to the conversion the two FSO service vessels.  Although the FSO Asia completed conversion in mid-November, the vessel did not commence FSO services until 2010, resulting in liquidated damages paid in connection with the late delivery of the two FSO units.  In addition, the Company took a charge related to hedge ineffectiveness on interest rate swaps associated with the $500 million secured term loan established by the joint venture.

-
The tax benefit for 2009 reflects the income statement impact of a carryback of approximately $34 million (the cash carryback is approximately $42 million) of 2009 tax losses against earnings generated in 2004. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 was enacted, which included a provision allowing taxpayers to elect an increased carryback for net operating losses incurred in 2009.

Special Items
Other items, that affected reported results in the fourth quarter of 2009, which combined to increase Loss by an  aggregate of $7.3 million, or $0.27 per share, included:

-	$6.0 million of expenses, or $0.23 per diluted share, associated with the tender of OSG America L.P. and the Aker American Shipping settlement;
-	$0.7 million, or $0.03 per diluted share, related to a negative change in the mark-to-market balance of unrealized freight derivative positions; and
-	$0.6 million loss on vessel sales, or $0.02 per diluted share.

For a detailed schedule of these special items in the current, year-to-date and corresponding historical periods, see Reconciling Information, which is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

Segment Information
TCE revenues in the fourth quarter of 2009 for the Crude Oil segment were $100.1 million, a decline of $104.3 million, or 51%, from $204.4 million in the same period of 2008.  The decrease was principally due to dramatically lower average spot rates earned across all vessel classes.  Average daily TCE rates for the Company’s VLCC, Suezmax, Aframax and Panamax tankers in the fourth quarter 2009 were $37,620 per day, $25,274 per day, $13,693 per day and $17,696 per day, respectively.  TCE revenues for the Product Carrier segment were $44.3 million, a decline of $35.2 million, or 44%, from $79.5 million in the year earlier period.  The decrease was due to lower average spot rates earned by the LR1s and the medium-range (MR) product carriers and a decrease in revenue days attributable to the redelivery of 11 single hull MRs after December 31, 2008.  Average daily TCE rates for the Company’s LR1 and MR tankers in the fourth quarter 2009 were $12,683 per day and $17,138 per day, respectively.  TCE revenue for the U.S. Flag segment were $57.8 million, a decrease of $5.0 million, or 8%, from $62.8 million in the same quarter last year.  The decrease was principally due to out-of-service days attributable to the lay up of four U.S. Flag vessels for all or part of the fourth quarter, partially offset by higher time charter rates on charter agreements executed in 2006 for two newbuild product carriers that delivered in 2009.  Average daily TCE rates for the Company’s U.S. Flag product carriers and ATBs in the fourth quarter 2009 were $41,182 per day and $30,935 per day, respectively.  For more detail, see Spot and Fixed TCE Rates Achieved and Revenue Days later in the press release.

Liquidity and Other Key Metrics

-	Cash and short-term investment balances (which consist of time deposits with maturities greater than 90 days) were $525 million, up from $344 million as of December 31, 2008;
-	Total debt was $1.8 billion, up from $1.4 billion as of December 31, 2008;
-
Liquidity3, including undrawn bank facilities, was approximately $1.6 billion and liquidity-adjusted debt to capital4 was 40.1%, an increase from 35.5% as of December 31, 2008, adjusted to reflect the reclassification of the noncontrolling interest to equity in accordance with accounting guidance that became effective in 2009;

-	Construction contract commitments were $522 million, a decrease of $300 million from $822 million as of December 31, 2008; and
-	Principal repayment obligations are less than $38 million per annum in 2010 and 2011.

Quarterly and Recent Segment Activities

Crude Oil
-	On February 10, 2010 the Overseas Everest, a 297,000 dwt VLCC delivered. The vessel is expected to begin trading in the Tankers International commercial pool in March 2010.

-
After experiencing construction delays, the FSO Asia delivered to Maersk Oil Qatar AS (MOQ) on January 4, 2010, and commenced a commissioning period of 120 days. The conversion of the FSO Africa also experienced construction delays.  Conversion of FSO Africa is continuing and is near completion.  On January 21, 2010, MOQ notified the joint venture partners, OSG and Euronav NV (Euronext Brussels: EURN), that it was canceling the service contract for the FSO Africa, a right the joint venture partners contest.  Commercial discussions between all parties continue.  If the service contract for the FSO Africa is not renegotiated, the banks will require the joint venture partners to repay the $143 million outstanding on the secured term loan.

Products
-	On February 25, 2010, the Overseas Mykonos delivered. The 52,000 dwt owned MR is IMO III certified.
-	On November 2, 2009, the Overseas Skopelos delivered. The 50,000 dwt owned MR is IMO III certified.

U.S. Flag
-
In connection with the settlement with America Shipping Company ASA and its related entities, during the quarter OSG agreed to purchase two 46,815 dwt handysize product carriers, the Overseas Cascade and Hull 015 (TBN Overseas Chinook), for approximately $115 million each. The two vessels are part of a 12-ship series that have been or will be constructed at Aker Philadelphia Shipyard, Inc.

-
The Overseas Cascade delivered to OSG on December 11, 2009.  After operating briefly following its delivery, the vessel is being converted to a shuttle tanker and upon delivery to Petrobras America, Inc., expected in April 2010, begins a five-year charter transporting oil from Petrobras’ ultra-deepwater fields in the U.S. Gulf of Mexico.

Spot and Fixed TCE Rates Achieved and Revenue Days
The following tables provide a breakdown of TCE rates achieved for the three months and fiscal year ended December 31, 2009 for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended December 31, 2009 totaled 8,950 compared with 10,527 in the same period a year earlier.  Revenue days for the year ended December 31, 2009 totaled 37,900 compared with 39,708 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

3Liquidity is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.

4Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

Three Months Ended Dec. 31, 2009				Three Months Ended Dec. 31, 2008
Spot		Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC1
Average TCE Rate	$23,876	$42,419		$56,559	$56,171
Number of Revenue Days	318	910	1,228	945	525	1,470
Suezmax
Average TCE Rate	$25,274	$ —		$46,574	$ —
Number of Revenue Days	206	—	206	237	—	237
Aframax
Average TCE Rate	$11,196	$21,920		$34,062	$34,857
Number of Revenue Days	959	267	1,226	879	424	1.303
Aframax – Lightering
Average TCE Rate	$20,697	$ —		$31,151	$ —
Number of Revenue Days	870	—	870	933	—	933
Panamax2
Average TCE Rate	$13,986	$23,156		$36,445	$26,417
Number of Revenue Days	459	368	827	639	416	1,055
Other Crude Oil Revenue Days	92	—	92	183	—	183
Total Crude Oil Revenue Days	2,904	1,545	4,449	3,816	1,365	5,181
Business Unit – Refined Petroleum Products
Aframax (LR2)
Average TCE Rate	$ —	$15,244		$ —	$ —
Number of Revenue Days	—	92	92	—	—	—
Panamax (LR1)
Average TCE Rate	$12,655	$ —		$44,795	$18,781
Number of Revenue Days	368	—	368	237	184	421
Handysize (MR)
Average TCE Rate	$12,525	$21,077		$25,559	$19,997
Number of Revenue Days	1,279	1,077	2,356	1,138	1,866	3,004
Total Refined Pet. Products Rev. Days	1,647	1,169	2,816	1,375	2,050	3,425
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$12,909	$44,744		$33,769	$40,694
Number of Revenue Days	93	736	829	173	734	907
ATB
Average TCE Rate	$30,422	$32,104		$32,050	$31,756
Number of Revenue Days	344	151	495	478	232	710
Lightering
Average TCE Rate	$30,906	$ —		$20,628	$ —
Number of Revenue Days	269	—	269	212	—	212
Total U.S. Flag Revenue Days	706	887	1,593	863	966	1,829
Other – Number of Revenue Days	—	92	92	—	92	92
TOTAL REVENUE DAYS	5,257	3,693	8,950	6,054	4,473	10,527
1Excludes ULCCs.  The revenue days for the ULCCs are included in Other Crude Oil.
2Includes one vessel performing a bareboat charter-out during the three months ended December 31, 2009 and 2008.

	Year Ended Dec. 31, 2009			Year Ended Dec. 31, 2008
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC1
Average TCE Rate	$33,511	$41,959		$92,351	$73,632
Number of Revenue Days	1,866	3,342	5,208	4,044	1,795	5,839
Suezmax
Average TCE Rate	$26,174	$ —		$49,550	$ —
Number of Revenue Days	864	—	864	772	—	772
Aframax
Average TCE Rate	$16,693	$32,868		$44,374	$31,765
Number of Revenue Days	3,916	1,009	4,925	3,390	1,452	4,842
Aframax – Lightering
Average TCE Rate	$24,013	$ —		$31,354	$ —
Number of Revenue Days	3,328	—	3,328	2,846	—	2,846
Panamax (LR1)2
Average TCE Rate	$18,983	$25,424		$36,311	$26,687
Number of Revenue Days	2,257	1,604	3,861	2,387	1,778	4,165
Other Crude Oil Revenue Days	364	—	364	703	—	703
Total Crude Oil Revenue Days	12,595	5,955	18,550	14,142	5,025	19,167
Business Unit – Refined Petroleum Products
Aframax (LR2)
Average TCE Rate	$22,476	$16,237		$ —	$ —
Number of Revenue Days	234	205	439	—	—	—
Panamax (LR1)
Average TCE Rate	$17,227	$19,094		$39,189	$18,653
Number of Revenue Days	1,378	282	1,660	785	730	1,515
Handysize (MR)
Average TCE Rate	$15,867	$20,148		$26,718	$19,851
Number of Revenue Days	4,879	5,542	10,421	4,025	7,534	11,559
Total Refined Pet. Products Revenue Days	6,491	6,029	12,520	4,810	8,264	13,074
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$27,662	$43,264		$28,105	$39,494
Number of Revenue Days	264	2,927	3,191	608	2,531	3,139
ATB
Average TCE Rate	$28,946	$32,113		$30,615	$30,714
Number of Revenue Days	1,505	693	2,198	1,404	1,225	2,629
Lightering
Average TCE Rate	$29,726	$ —		$26,580	$ —
Number of Revenue Days	1,075	—	1,075	908	—	908
Total U.S. Flag Revenue Days	2,844	3,620	6,464	2,920	3,757	6,677
Other – Number of Revenue Days	—	365	365	—	791	791
TOTAL REVENUE DAYS	21,930	15,969	37,899	21,872	17,837	39,709
1Excludes ULCCs.  The revenue days for the ULCCs are included in Other Crude Oil.
2Includes one vessel performing a bareboat charter-out during the three months ended December 31, 2009 and 2008.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Fiscal Year Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Shipping Revenues:
Pool revenues	$78,126	$179,045	$398,321	$906,291
Time and bareboat charter revenues	74,958	91,066	325,590	366,629
Voyage charter revenues	89,498	123,014	369,707	431,777
	242,582	393,125	1,093,618	1,704,697
Operating Expenses:
Voyage expenses	38,433	44,422	140,997	159,312
Vessel expenses	73,801	84,504	283,952	314,553
Charter hire expenses	86,790	120,498	396,232	429,808
Depreciation and amortization	42,656	47,821	172,404	189,163
General and administrative	36,392	39,839	121,112	144,063
Severance and relocation costs	-	-	2,317	-
Shipyard contract termination costs	(114)	-	26,960	-
Goodwill impairment charge	-	62,874	-	62,874
(Gain) / loss on disposal of vessels, net of impairments	639	114,946	(127,486)	59,738
Total Operating Expenses	278,597	514,904	1,016,488	1,359,511
Income / (Loss) from Vessel Operations	(36,015)	(121,779)	77,130	345,186
Equity in income / (loss) of affiliated companies	(5,295)	3,341	773	12,292
Operating Income / (Loss)	(41,310)	(118,438)	77,903	357,478
Other income / (expense)	318	4,097	1,672	(28,847)
	(40,992)	(114,341)	79,575	328,631
Interest expense	(11,917)	(9,600)	(45,125)	(57,449)
Income / (Loss) before Federal Income Taxes	(52,909)	(123,941)	34,450	271,182
Credit for federal income taxes	30,544	32,162	36,697	34,004
Net Income / (Loss)	(22,365)	(91,779)	71,147	305,186
Less: Net (Income) / Loss Attributable to the Noncontrolling Interest	(797)	12,234	(977)	12,479
Net Income / (Loss) Attributable to Overseas Shipholding Group, Inc.	$(23,162)	$(79,545)	$70,170	$317,665
Weighted Average Number of Common Shares Outstanding:
Basic	26,864,381	27,517,038	26,863,958	29,648,230
Diluted	26,864,381	27,539,053	26,869,427	29,814,221
Per Share Amounts:
Basic net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(0.86)	$(2.89)	$2.61	$10.71
Diluted net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(0.86)	$(2.89)	$2.61	$10.65
Cash dividends declared	-	-	$1.75	$1.50

Consolidated Balance Sheets

($ in thousands)	Dec. 31, 2009	Dec. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$474,690	$343,609
Short-term investments	50,000	-
Voyage receivables	146,311	219,500
Other receivables, including federal income taxes recoverable	100,140	64,773
Inventories, prepaid expenses and other current assets	46,225	50,407
Total Current Assets	817,366	678,289
Capital Construction Fund	40,698	48,681
Restricted cash	7,945	-
Vessels and other property, less accumulated depreciation	2,942,233	2,683,147
Vessels under capital leases, less accumulated amortization	-	1,101
Vessels held for sale	-	53,975
Deferred drydock expenditures, net	58,535	79,837
Total Vessels, Deferred Drydock and Other Property	3,000,768	2,818,060
Investments in affiliated companies	189,315	98,620
Intangible assets, less accumulated amortization	99,088	106,585
Goodwill	9,589	9,589
Other assets	43,672	130,237
Total Assets	$4,208,441	$3,890,061

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$149,891	$167,615
Current installments of long-term debt	33,202	26,231
Current obligations under capital leases	-	1,092
Total Current Liabilities	183,093	194,938
Long-term debt	1,813,289	1,396,135
Deferred gain on sale and leaseback of vessels	82,500	143,948
Deferred federal income taxes and other liabilities	261,704	330,407
Total Liabilities	2,340,586	2,065,428
Equity
Overseas Shipholding Group, Inc.’s equity	1,867,855	1,722,867
Noncontrolling interest	-	101,766
Total Equity	1,867,855	1,824,633
Total Liabilities and Equity	$4,208,441	$3,890,061

Consolidated Statements of Cash Flows
($ in thousands)	Fiscal Year Ended Dec. 31,
	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$71,147	$305,186	$212,359
Items included in net income not affecting cash flows:
Depreciation and amortization	172,404	189,163	185,499
Goodwill impairment charge	—	62,874	—
Loss on write-down of vessels	12,500	137,708	—
Amortization of deferred gain on sale and leasebacks	(44,946)	(47,971)	(47,303)
Compensation relating to restricted stock and
stock option grants	14,214	12,674	9,519
Provision/(credit) for deferred federal income taxes	3,698	(26,136)	(1,081)
Unrealized (gains)/losses on forward freight agreements and bunker swaps	(460)	(2,137)	2,010
Undistributed earnings of affiliated companies	18,445	(6,445)	5,110
Other—net	15,593	12,628	(1,899)
Items included in net income related to investing and financing activities:
(Gain)/loss on sale or write-down of securities and other investments—net	3,287	1,284	(41,173)
Gain on disposal of vessels – net	(139,986)	(77,970)	(7,134)
Payments for drydocking	(30,125)	(53,560)	(69,892)
Changes in operating assets and liabilities:
Decrease/(increase) in receivables	84,821	(16,043)	(50,039)
Net change in prepaid items and accounts payable, accrued expenses and other current liabilities	37,529	(114,918)	(28,352)
Net cash provided by operating activities	218,121	376,337	167,624
Cash Flows from Investing Activities:
Short-term investments	(50,000)	—	—
Purchases of marketable securities	—	(15,112)	—
Proceeds from sale of marketable securities	159	7,208	—
Expenditures for vessels	(595,086)	(608,271)	(545,078)
Withdrawals from Capital Construction Fund	8,265	105,700	175,950
Proceeds from disposal of vessels	300,894	461,872	224,019
Acquisition of Heidmar Lightering	—	—	(38,471)
Expenditures for other property	(4,247)	(10,809)	(15,864)
Investments in and advances to affiliated companies	(107,690)	(37,871)	(31,083)
Proceeds from disposal of investments in affiliated companies	—	—	194,706
Distributions from affiliated companies	93,203	20,148	—
Shipyard contract termination payments	(20,452)	—	—
Other—net	2,188	113	926
Net cash used in investing activities	(372,766)	(77,022)	(34,895)
Cash Flows from Financing Activities:
Net proceeds from sale of OSG America L.P. units	—	—	129,256
Purchase of OSG America L.P. units	(71,792)	(2,802)	—
Increase in restricted cash	(7,945)	—	—
Purchases of treasury stock	(1,514)	(258,747)	(551,001)
Issuance of debt, net of issuance costs	558,156	77,812	261,000
Payments on debt and obligations under capital leases	(135,136)	(220,165)	(37,238)
Cash dividends paid	(47,128)	(44,856)	(38,038)
Issuance of common stock upon exercise of stock options	580	970	566
Distributions from subsidiaries to noncontrolling interest owners	(7,880)	(9,660)	—
Other—net	(1,615)	(678)	(1,612)
Net cash provided by/(used in) financing activities	285,726	(458,126)	(237,067)
Net increase/(decrease) in cash and cash equivalents	131,081	(158,811)	(104,338)
Cash and cash equivalents at beginning of year	343,609	502,420	606,758
Cash and cash equivalents at end of year	474,690	$343,609	$502,420

Fleet Information
As of December 31, 2009, OSG’s owned and operated fleet totaled 106 International Flag and U.S. Flag vessels compared with 122 at December 31, 2008. Fifty-six percent, or 59 vessels, were owned as of December 31, 2009, with the remaining vessels bareboat or time chartered-in.  Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the operating fleet totaled 99.9 vessels.  OSG’s newbuild program totaled 23 vessels (15 owned and 8 chartered-in) across its crude oil, product and U.S. Flag lines of business.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Dec. 31, 2009
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	1	0.5	—	—	1	0.5	432,023
VLCC and ULCC	8	8.0	7	6.0	15	14.0	4,735,659
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	8	6.4	14	12.4	1,571,060
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	5	4.0	7	6.0	642,319
International Flag Crude Tankers	26	25.5	22	18.4	48	43.9	8,324,895

LR2	—	—	1	1.0	1	1.0	104,024
LR1	2	2.0	2	2.0	4	4.0	297,374
MR (1)	11	11.0	15	15.0	26	26.0	1,229,805
International Flag Product Carriers	13	13.0	18	18.0	31	31.0	1,631,203
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	40	39.5	40	36.4	80	75.9	9,972,199

Handysize Product Carriers (2)	5	5.0	7	7.0	12	12.0	561,840
Clean ATBs (2)	7	7.0	—	—	7	7.0	204,150
Lightering:
Crude Carrier	1	1.0	—	—	1	1.0	39,732
ATB	2	2.0	—	—	2	2.0	75,976
Total U.S. Flag Operating Fleet	15	15.0	7	7.0	22	22.0	881,698

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	59	56.5	47	43.4	106	99.9	10,853,897 864,800 cbm
Newbuild/Conversion Fleet

International Flag
FSO	1	0.5	—	—	1	0.5	441,655
VLCC	3	3.0	—	—	3	3.0	893,000
LR1	4	4.0	—	—	4	4.0	294,000
MR	4	4.0	4	4.0	8	8.0	395,350
Chemical Tankers	—	—	1	1.0	1	1.0	19,900
U.S. Flag
Product Carriers	1	1.0	3	3.0	4	4.0	187,260
Lightering ATBs	2	2.0	—	—	2	2.0	91,112
Total Newbuild Fleet	15	14.5	8	8.0	23	22.5	2,322,277
Total Operating & Newbuild Fleet	74	71	55	51.4	129	122.4	13,176,174 864,800 cbm
1Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carrier segment
2Includes the Overseas New Orleans, Overseas Puget Sound, Overseas Galena Bay and OSG 214 which were in lay up at December 31, 2009

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2009	2008	2009	2008
Time charter equivalent revenues	$204,149	$348,703	$952,621	$1,545,385
Add: Voyage Expenses	38,433	44,422	140,997	159,312
Shipping revenues	$242,582	$393,125	$1,093,618	$1,704,697

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures
The following table presents information with respect to OSG’s capital expenditures for the three months and fiscal year ended December 31, 2009 and 2008:

	Three Months Ended Dec. 31,		Fiscal Year Ended Dec. 31,
($ in thousands)	2009	2008	2009	2008
Expenditures for vessels	$232,538	$150,090	$595,086	$608,271
Investments in and advances to affiliated companies	23,269	32,107	107,690	37,871
Payments for drydockings	5,535	12,828	30,125	53,560
	$261,342	$195,025	$732,901	$699,702

Appendix 3 – First Quarter 2010 TCE Rates
The Company has achieved the following average estimated TCE rates for the first quarter of 2010 for the percentage of days booked for vessels operating through February 19, 2010. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		First Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 2/19/10	Open as of 2/19/10	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$50,000	634	331	965	66%
VLCC – Fixed	$52,000	310	—	310	100%
Suezmax – Spot	$29,000	124	99	222	56%
Aframax – Spot	$25,000	525	392	917	57%
Aframax – Fixed	$25,000	204	—	204	100%
Aframax Lightering	$21,000	499	306	805	62%
Panamax – Spot	$22,000	229	210	439	52%
Panamax – Time	$19,500	360	—	360	100%
Business Unit – Refined Petroleum Products
Panamax (LR1) – Spot	$19,500	199	161	360	55%
Handysize (MR) – Spot	$14,500	843	602	1,445	58%
Handysize (MR)– Time	$20,500	974	—	974	100%
Business Unit – U.S. Flag
Product Carrier – Time	$48,500	611	—	611	100%
ATB – Spot	$50,000	102	270	372	27%
ATB – Time	$34,000	90	—	90	100%

Appendix 4 – 2010 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for 2010 as of February 19, 2010.

	Fixed Rates and Revenue Days as of 2/19/10
	Q2 2010	Q3 2010	Q4 2010
Business Unit – Crude Oil
Aframax
Average TCE Rate	$23,000	$22,000	$ —
Number of Revenue Days	188	117	—
Panamax1
Average TCE Rate	$18,500	$18,000	$18,500
Number of Revenue Days	328	276	227
Business Unit – Refined Petroleum Products
Handysize
Average TCE Rate	$21,000	$21,500	$21,500
Number of Revenue Days	757	657	533
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$49,000	$50,000	$50,000
Number of Revenue Days	764	872	920
ATB
Average TCE Rate	$34,000	$34,000	$ —
Number of Revenue Days	91	46	—

1Includes one vessel on bareboat charter.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (888) 846-5003 (domestic) and (480) 629-9856 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone until March 8, 2010; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international).  The passcode for the replay is 4221521.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements
This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the first quarter of 2010 and estimated TCE rates for the second, third and fourth quarters of 2010, timely delivery of newbuildings in accordance with contractual terms, the outcome of the Company’s negotiations with MOQ, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2009 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.